Exhibit 10.1
Execution Version
FIRST LIEN CREDIT AGREEMENT
dated as of August 16, 2011
among
EUREKA HUNTER PIPELINE, LLC
as the Borrower
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
SUNTRUST BANK
as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.
as Sole Lead Arranger and Sole Book Runner

Schedules

Schedule I	—	Commitment Amounts
Schedule II	—	Milestones

Schedule 4.5	—	Environmental Matters
Schedule 4.11	—	Real Property and Easements
Schedule 4.14	—	Subsidiaries
Schedule 4.16	—	Deposit and Disbursement Accounts
Schedule 4.18	—	Material Agreements
Schedule 4.22	—	State and Federal Regulation
Schedule 6.1(e)	—	Capital Expenditures
Schedule 7.1	—	Existing Indebtedness
Schedule 7.4(a)	—	Existing Investments
Schedule 7.4(l)	—	Disclosed Investments
Schedule 7.6	—	Asset Sales

Exhibits

Exhibit A	—	Form of Assignment and Acceptance

Exhibit 1.1		Liquidity Model
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.6	—	Form of Notice of Continuation/Conversion
Exhibit 5.1(c)	—	Form of Compliance Certificate

v

FIRST LIEN CREDIT AGREEMENT
          THIS FIRST LIEN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 16, 2011, by and among EUREKA HUNTER PIPELINE, LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
          WHEREAS, the Borrower has requested that the Lenders establish a first lien revolving credit facility in an amount up to $25,000,000 in favor of the Borrower;
          WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower;
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
     Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
          “Additional Lender” shall have the meaning set forth in Section 2.22.
          “Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
          “Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
          “Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
          “Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (a) vote 5% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (b) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

          “Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
          “Annualization Measurement Period” shall mean, for purposes of determining Consolidated EBITDA and Consolidated Interest Expense as of any date of determination, and for the periods ending with the first Fiscal Quarter ending after the Closing Date through June 30, 2013, the most recently completed Fiscal Quarter of the Borrower and its Subsidiaries multiplied by four (4).
          “Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 24, 2001.
          “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
          “Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the first full Fiscal Quarter ending after the Conversion Date are required to be delivered, shall be equal to three and one-half of one percent (3.5%). In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.12(c) or Article VIII.

Pricing Grid

		Applicable	Applicable	Applicable	Applicable
		Margin for	Margin for	Margin for	Percentage for
Pricing		Eurodollar	Base Rate	Letter of	Commitment
Level	Total Leverage Ratio	Loans	Loans	Credit Fees	Fee
I	Greater than or equal to 4.00	3.25% per annum	2.25% per annum	3.25% per annum	0.50% per annum

II	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	3.00% per annum	2.00% per annum	3.00% per annum	0.50% per annum

III	Greater than or equal to 3.00:1.00 but less than 3.50:1.00	2.75% per annum	1.75% per annum	2.75% per annum	0.50% per annum

IV	Greater than or equal to 2.50:1.00 but less than 3.00:1.00	2.50% per annum	1.50% per annum	2.50% per annum	0.50% per annum

V	Less than 2.50:1:00	2.25% per annum	1.25% per annum	2.25% per annum	0.50% per annum
          “Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Total Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level I as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the first full Fiscal Quarter ending after the Conversion Date are required to be delivered, shall be equal to one-half of one percent (0.50%). In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (a) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (b) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (c) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.
          “Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b))

and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
          “Availability Period” shall mean the period from and including the First Lien Funding Date to but excluding the Revolving Commitment Termination Date.
          “Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
          “Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
          “Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
          “Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum (any changes in such rates to be effective as of the date of any change in such rate) and (c) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
          “Borrower” shall, prior to the Permitted MLP Transaction, have the meaning set forth in the introductory paragraph hereof and, from and after the consummation of the Permitted MLP Transaction, shall mean the MLP.
          “Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

          “Budget” shall mean, initially, the budget dated July 20, 2011 delivered on or prior to the Closing Date and, thereafter, the budgets delivered annually in accordance with Section 5.1(e) (or more frequently as the Borrower may elect, subject in the case of such interim budget to review and acceptance by the Administrative Agent in its commercially reasonable business judgment).
          “Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP including, to the extent applicable, Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Investment permitted by Section 7.4 consummated during or prior to such period.
          “Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).
          “Change in Control” shall mean (a) prior to the Permitted MLP Transaction, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) Magnum ceases to own and control, directly or indirectly, beneficially and of record, at least 51% of the outstanding shares of the voting equity interests of the Borrower, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors and (b) from and after the Permitted MLP Transaction, the failure of Magnum at any time to own, directly or indirectly, at least 51% of the general partnership interests in the MLP.
          “Change in Law” shall mean (a) the adoption of any applicable law, rule or regulation after the date of this Agreement, (b) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.17(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan or a Swingline Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.
          “Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
          “Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is or purports to be the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
          “Collateral Documents” shall mean, collectively, the Security Agreement, the Pledge Agreement, any Real Estate Documents, the Control Account Agreements, the Perfection Certificate, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.
          “Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).
          “Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).
          “Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (iv) all other non-cash charges and adjustments (including stock-based compensation, impairment of asset values, non-cash adjustments to asset retirement obligations and other similar items as from time to time required under GAAP) and (v) all non-recurring expenses (including expenses incurred in connection with acquisitions or dispositions permitted by this Agreement) reasonably acceptable to the Administrative Agent, in each case determined on a consolidated basis in accordance with GAAP.
          “Consolidated First Lien Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries under this Agreement measured on a consolidated basis as of such date.
          “Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) and, to the extent applicable, the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).
          “Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains or losses attributable to write-ups or write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary Loan Party, (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary and (e) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.
          “Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (k) of the definition thereto.
          “Consolidated Total Debt to Capitalization Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) the sum of Consolidated Total Debt plus Net Contributed Capital as of such date, in each case, of each of the Borrower and its Subsidiaries on a consolidated basis.
          “Continuing Director” shall mean, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clauses (b) and (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
          “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
          “Control Account Agreement” shall mean an agreement by and among a Loan Party, the Administrative Agent, the Second Lien Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Administrative Agent.
          “Controlled Account” shall have the meaning set forth in Section 5.11.

          “Conversion Date” shall mean the date the Borrower achieves a trailing four Fiscal Quarter Consolidated EBITDA of $25,000,000 or more; provided that the Borrower delivers financial statements to the Lenders demonstrating the same.
          “Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.
          “Current Liabilities” shall mean, with respect to any Person, all liabilities of such Person that should, in accordance with GAAP, be classified as current liabilities as of any date of determination, and in any event including all Indebtedness payable on demand or within one year from such date of determination without any option on the part of the obligor to extend or renew beyond such year and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balance of the Revolving Loans and the Swingline Loans.
          “Dedicated Acreage Agreement” shall mean an agreement evidencing a dedication of all natural gas or natural gas liquid production to the Pipeline from real property.
          “Deeds” shall mean fee deeds, real property leases, or other instruments.
          “Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Default Interest” shall have the meaning set forth in Section 2.12(c).
          “Defaulting Lender” shall mean, at any time, subject to Section 2.25(b), (a) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (b) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (c) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (d) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (e) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
          “Dollar(s)” and the sign “$” shall mean lawful money of the United States.

          “Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state or district thereof.
          “Easements” means, collectively, all of the right-of-way agreements, easements, surface use agreements, servitudes, permits, licenses and other agreements conferring upon a Loan Party the surface or subsurface land use rights upon which any Pipeline now held or hereafter acquired by any Loan Party are or will be situated.
          “Embargoed Person” has the meaning assigned to such term in Section 7.15.
          “Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, transport, Release or threatened Release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from, related to or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, (e) any permit, license or other approval required under Environmental Law for the construction or operation of the Pipeline, including the failure to obtain any such permit, license or other approval or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
          “ERISA Event” shall mean (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection ..22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (e) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Event of Default” shall have the meaning set forth in Section 8.1.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
          “Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) the Recipient’s net income by the United States (or any political subdivision thereof), by the jurisdiction under the laws of which such Recipient is organized, in which its principal office is located, to which such recipient directs that payments be made or in which such recipient records on its books an interest in this Agreement with respect to any amounts due hereunder, or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction in which such Recipient is located, to which such recipient directs that payments be made or in which such recipient records on its books an interest in this Agreement with respect to any amounts due hereunder, (c) any withholding taxes (including backup withholding) that (i) are imposed on amounts payable to such Recipient at the time such Recipient becomes a Recipient under this Agreement or designates a new lending office, except in each case to the extent that amounts with respect to such taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, or (B) to such Recipient immediately before it designated a new lending office, (ii) are attributable to such Recipient’s failure to comply with Section 2.19(e), or (iii) are imposed as a result of a failure by such Recipient to satisfy the conditions for avoiding withholding under FATCA, or (d) any Taxes to the extent that such Taxes would not have been imposed but for a failure by the Recipient seeking indemnification hereunder to file or supply any forms, returns or other documentation pursuant to Applicable Law that such Recipient is legally permitted to supply or provide, if such form, return or other item has been provided to such Recipient by the Borrower in a form reasonably acceptable to such Recipient in a timely manner, and such Recipient will not suffer any unindemnified cost or expense in connection therewith and such form, return or other item does not require Recipient to disclose any information judged in Recipient’s sole discretion to be confidential.
          “Facility Amount” means, at any time, the lesser of (a) the aggregate principal amount of the Aggregate Revolving Commitments at such time, and (b) the Facility Availability Amount.
          “Facility Availability Amount” means (a) for the Initial Advance and any subsequent advances in the same Fiscal Quarter, an amount equal to the product of (i) Consolidated EBITDA for the most recently ended Fiscal Quarter multiplied by four (4), multiplied by (ii) three (3) (b) beginning in the first quarter following the Initial Advance, an amount equal to the product of (i) Consolidated EBITDA for the two (2) most recently ended Fiscal Quarters multiplied by two (2), multiplied by (ii) three (3), (c) beginning in the second quarter following the Initial Advance, an amount equal to the product of (i) Consolidated EBITDA for the three most recently ended Fiscal Quarters multiplied by four-thirds, multiplied by (iii) three (3), and (d) beginning in the third quarter following the Initial Advance and thereafter, an amount equal to the product of Consolidated EBITDA for the most recently ended period of four consecutive Fiscal Quarters multiplied by three (3); provided, that in the case of clauses (a), (b) and (c) above, 70% of revenue is generated under Field Producer Contracts with a weighted average remaining life of at least 36 months; provided further, in the case of clause (d) above, 70% of revenue is generated under Field Producer Contracts with a weighted average remaining life of at least 12 months.
          “FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more burdensome to comply with) and any current or future regulations or official interpretations thereof.
          “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          “Fee Letter” shall mean that certain fee letter, dated as of June 28, 2011, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.
          “FERC” shall mean the Federal Energy Regulatory Commission or any of its successors.
          “Field Producer Contracts” shall mean each contract entered into by the Borrower with counterparties that are producers of natural gas for the purpose of gathering volumes of natural gas for the Pipeline System, including the Triad Gas Gathering Agreement.
          “First Lien Funding Date” shall have the meaning set forth in the Intercreditor Agreement.
          “First Lien Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement. Notwithstanding the foregoing, for purposes of the calculation of the First Lien Leverage Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the First Lien Leverage Ratio shall be calculated on the basis of Annualization Measurement Periods.
          “Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
          “Fiscal Year” shall mean any fiscal year of the Borrower.
          “Foreign Person” shall mean any Person that is not a U.S. Person.
          “Foreign Subsidiary” shall mean each Subsidiary of the Borrower other than a Domestic Subsidiary.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
          “Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
          “Hazardous Materials” shall mean any substance, material or waste regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
          “Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
          “Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Hydrocarbons” shall mean means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
          “Increasing Lender” shall have the meaning set forth in Section 2.22.
          “Incremental Commitment” shall have the meaning set forth in Section 2.22.
          “Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (j) all Off-Balance Sheet Liabilities, (k) all Hedging Obligations and (l) prepaid forward sales of Hydrocarbons (other than sales of Hydrocarbons in the ordinary course of business for periods not in excess of three (3) months, which shall be expressly excluded from the definition of “Indebtedness”). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent that such Person is liable therefor. The amount of any Hedging Obligations as of any date shall be deemed to be the net obligations under any Hedging Transaction calculated after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (x) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Independent Engineer” shall mean AFEnergy LLC.
          “Independent Engineer’s Report” shall mean that certain report of the Independent Engineer dated as of the Closing Date for the benefit of the Administrative Agent and the Lenders.
          “Initial Advance” shall mean the first Borrowing made pursuant to this Agreement.
          “Initial Borrower” shall mean Eureka Hunter Pipeline, LLC.
          “Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent and the Second Lien Agent, as in effect as of the date hereof and as amended or otherwise modified from time to time in accordance with the terms hereof.
          “Interest Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date. Notwithstanding the foregoing, for purposes of the calculation of the Interest Coverage Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the Interest Coverage shall be calculated on the basis of Annualization Measurement Periods.
          “Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided that:
          (a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

          (b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
          (c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
          (d) no Interest Period may extend beyond the Revolving Commitment Termination Date.
          “Investments” shall have the meaning set forth in Section 7.4.
          “Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.21.
          “LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $5,000,000.
          “LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.
          “LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
          “Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

          “Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (i) the existence of such Hedging Transaction and (ii) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.
          “Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.22.
          “Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.
          “LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loans comprising part of such Borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
          “Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
          “Liquidity Model” shall mean, initially, the liquidity model delivered on or prior to the Initial Advance and, thereafter, the liquidity models delivered as the Borrower may elect in the form attached hereto as Exhibit 1.1, subject to review and acceptance by the Administrative Agent in its commercially reasonable business judgment.
          “Loan Documents” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.
          “Loan Parties” shall mean the Borrower, and the Subsidiary Loan Parties.
          “Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.22.

          “Magnum” shall mean Magnum Hunter Resources Corporation, a Delaware corporation.
          “Magnum Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated April 13, 2011 (as amended by the First Amendment to Second Amended and Restated Credit Agreement effective as of June 30, 2011, as amended by the Second Amendment to Second Amended and Restated Credit Agreement dated as of August 15, 2011 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, and including any extensions, renewals and replacements thereof.
          “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.
          “Material Agreements” shall mean (a) any Dedicated Acreage Agreements, (b) any Field Producer Contracts, and (c) all other agreements, documents, contracts, indentures and instruments (including, without limitation, any gas gathering, gas transportation, gas processing, interconnect, facilities, gas storage, gas marketing or similar agreement with respect to its midstream business and any acreage dedication agreement) pursuant to which (i) any Loan Party is obligated to make payments in any twelve month period of $2,500,000 or more, (ii) any Loan Party expects to receive revenue in any twelve month period of $2,500,000 or more or (iii) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
          “Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate outstanding principal amount exceeding $2,500,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
          “Material Real Estate” shall mean (a) (i) as of the Closing Date, all rights-of-way, Easements and similar interests of any Loan Party (x) upon which any Pipeline is situated or (y) that are necessary to accomplish the Milestones and (ii) from and after the date that the condition set forth in Section 3.2(e) shall have been satisfied, all rights-of-way, Easements and similar interests then held or thereafter acquired by any Loan Party, (b) the fee owned property where the Processing Plant is to be constructed, and (c) each parcel of fee owned real property with a value of at least $1,000,000.
          “Milestones” shall mean each of the events set forth on Schedule II.
          “Midstream Activities” shall mean, with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of Hydrocarbons, including that used for fuel or consumed in the foregoing activities, and all other business reasonably related or complimentary thereto.
          “MLP” shall mean the master limited partnership to be formed as part of the Permitted MLP Transaction.

          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgaged Property” shall mean, collectively, the Material Real Estate subject to the Mortgages.
          “Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance satisfactory to the Administrative Agent.
          “Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
          “Net Contributed Capital” shall mean, as of any date of determination, without duplication (a) the consolidated contributed cash equity of the Borrower and its Subsidiaries (which shall be deemed to include, for the avoidance of doubt, cash payments made by Magnum or its applicable Affiliate prior to the Closing Date in connection with the Processing Plant Agreements or the Pipeline System), (b) any franchise tax payments made to the State of West Virginia by the Borrower from cash on hand in an amount not to exceed (i) $250,000 in any Fiscal Year through Fiscal Year 2014 or (ii) $0 in Fiscal Year 2015 and thereafter, and (c) consolidated book value of assets contributed to the Borrower and its Subsidiaries as described in clause (i) of Schedule 7.4(l) in an amount not to exceed $2,500,000 minus any cash distributions or withdrawals on account of their respective Equity Interests.
          “Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
          “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
          “Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Borrower, its Affiliates (including, for the avoidance of doubt, Magnum) or any of their securities or loans.
          “Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

          “Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.6(b).
          “Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
          “Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
          “Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Sole Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
          “OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.
          “Other Taxes” shall mean any and all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; provided, that Other Taxes shall not include any Indemnified Taxes (which are already provided for hereunder) or any Excluded Taxes.
          “Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
          “Participant” shall have the meaning set forth in Section 10.4(d).
          “Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

          “Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.
          “PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
          “Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.
          “Permitted Encumbrances” shall mean:
          (a) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
          (f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
          (g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; and
          (h) ordinary, customary and other encumbrances of record that do not materially detract from the value or use of the affected property and other encumbrances reasonably acceptable to the Administrative Agent and issued with respect to any Mortgaged Property.

          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
          (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
          (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
          (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
          “Permitted MLP Transaction” shall mean a transaction in which the Borrower converts to a master limited partnership or Magnum or an Affiliate sells, exchanges or contributes the membership interests in the Initial Borrower to a newly formed limited partnership that is or will become the MLP, or to the partners thereof, in exchange for partnership interests, cash or other consideration; provided, that the MLP will contemporaneously comply with Section 5.14 hereof and become the substitute Borrower and the Initial Borrower will become a Subsidiary Loan Party under this Agreement; provided, further, that no Permitted MLP Transaction may occur prior to the Conversion Date or at any time an Event of Default exists.
          “Permitted Tax Distributions” shall mean tax distributions by a Loan Party (so long as such Loan Party is treated as a pass-through or disregarded entity) to its members (“Tax Distributions”) (i) on a quarterly basis, pro rata in proportion to their respective percentage interests in such Loan Party (except as otherwise required below), so long as the aggregate amount of such Tax Distributions does not exceed, quarterly, an amount equal to such Loan Party’s good faith estimate of the Applicable Tax (as hereinafter defined) with respect to such taxable year, less the amount paid, if any, with respect to prior quarters of such taxable year; and (ii) on an annual basis after the end of such Loan Party’s taxable year, to the extent necessary so that the sum of the amounts so distributed under this clause (ii) and the amounts distributed under clause (i) above equals the minimum aggregate amount (the “Applicable Tax”) that must be distributed to provide each member with an amount that equals the product of (1) the sum of all items of taxable income or gain allocated to such member for such taxable year less all items of deduction, loss and the loss equivalent of tax credits allocated to such member (or, to the extent applicable, its predecessors in interest) for such taxable year and all prior taxable years to the extent not previously offset by taxable income or gain allocated to such member (or, to the extent applicable, its predecessors in interest) and (2) a percentage equal to (100%-B) x A + B, where “A” is the highest marginal federal income tax rate applicable to a corporation or individual (as appropriate) for such preceding taxable year and “B”, with respect to each member, is the highest marginal state income tax rate applicable to such member for such preceding taxable year; provided that if the amount distributed to the members of such Loan Party pursuant to clause (i) for the taxable year exceeds the Applicable Tax for such taxable year (including where the amounts included in taxable income of such Loan Party for such taxable year are decreased as a result of an audit, amended return or otherwise), then such excess shall be credited against the next Tax Distributions permitted to be made with respect to subsequent taxable years.
          “Permitted Third Party Bank” shall mean any Lender with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
          “Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
          “Pipeline” means, collectively, all gathering systems, all tubes and pipelines used for the transportation of Hydrocarbons, all related processing or treatment facilities, and all distribution systems, wherever located, whether now owned or hereafter owned or leased by any Loan Party, together with all equipment, contracts, fixtures, facilities, metering stations, compressors, improvements, records and other property appertaining thereto.
          “Pipeline Systems” means, collectively, all of the Pipeline and Real Estate and Easements related thereto
          “Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.
          “Platform” shall have the meaning set forth in Section 10.1(c).
          “Pledge Agreement” shall mean that certain Non-Recourse Pledge Agreement, dated as of the date hereof, executed by Triad, in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which Triad shall pledge all of the Equity Interests of the Borrower.
          “Potential Defaulting Lender” shall mean, at any time, subject to Section 2.25(b), any Lender as to which the Administrative Agent has notified the Borrower that (a) an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (b) such Lender has (or its Parent Company or a financial institution affiliate thereof has) notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement, credit agreement or other financing agreement, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable default, will be specifically identified in such writing or public statement), or (c) such Lender has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Potential Defaulting Lender (subject to Section 2.25(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
          “Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.
          “Pro Rata Share” shall mean (a) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such

Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (b) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).
          “Processing Plant” shall mean the Thomas Russell Company 200 MM Cryogenic Plant (TRJ-252).
          “Processing Plant Agreements” shall mean that certain Amended and Restated Fixed Price Ex-Works Plant Equipment Contract TRJ-252 for Thomas Russell Company 200 MM Cryogenic Plant, dated January 4, 2011 and all other rights and agreements of Magnum in connection with the Processing Plant and related equipment.
          “Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to the Borrower, its Affiliates or any of their securities or loans.
          “Real Estate” shall mean all real property owned or leased by the Loan Parties, including all Easements.
          “Real Estate Documents” shall mean, collectively, all Mortgages and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.
          “Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
          “Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean the president or a vice president of the Borrower or any Subsidiary or such other representative of the Borrower or such Subsidiary as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
          “Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guarantee thereof, the Second Lien Indebtedness, or any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.
          “Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.22, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
          “Revolving Commitment Termination Date” shall mean the earliest of (a) August 16, 2016, (b) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (c) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
          “Revolving Credit Availability” means, as of any date of determination, an amount equal to (a) the then applicable Facility Amount minus (b) the Revolving Credit Exposure.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

          “Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
          “S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.
          “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.
          “Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “Second Lien Agent” means PennantPark Investment Corporation, in its capacity as the agent for the Second Lien Lenders.
          “Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of the Closing Date by and among the Borrower, the Second Lien Agent, and the Second Lien Lenders party thereto.
          “Second Lien Indebtedness” means Indebtedness of Borrower evidenced by the Second Lien Notes issued pursuant to the Second Credit Agreement.
          “Second Lien Indebtedness Documents” means (a) the Second Lien Credit Agreement, (b) the Second Lien Notes, (c) the “Collateral Documents” as defined in the Second Lien Credit Agreement, and (d) all “Loan Documents” as defined in the Second Lien Credit Agreement.
          “Second Lien Lenders” means holders and/or lenders from time to time of (or in respect of) the Second Lien Notes.
          “Second Lien Notes” means those certain term notes issued by the Borrower to the holders thereof on the Closing Date, together with all other notes, loans, advances or other extension of credit outstanding from time to time under the Second Lien Indebtedness Documents, including any notes issued in exchange therefor pursuant to the Second Lien Credit Agreement.
          “Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.
          “Security Agreement” shall mean the First Lien Guaranty and Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger in connection with this Agreement.
          “Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
          “Specified Equity Contribution” shall have the meaning set forth in Section 6.3.
          “State Pipeline Regulatory Agency” shall mean in the State of West Virginia the West Virginia Public Service Commission and any successor Governmental Authority thereto, and in any other state, any Governmental Authority performing a regulatory function similar to the foregoing.
          “Subordinated Second Lien” means Liens in favor of the Second Lien Agent second in priority to the Liens granted to the Administrative Agent under the Loan Documents (but in any event subject to Liens permitted by Section 7.2), for the benefit of the Second Lien Agent and the Second Lien Lenders.
          “Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.
          “Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Security Agreement.
          “Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
          “Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
          “Swingline Lender” shall mean SunTrust Bank.
          “Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards

Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Total Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement. Notwithstanding the foregoing, for purposes of the calculation of the Total Leverage Ratio as used in all places in this Agreement, for periods commencing with the delivery of a Compliance Certificate for the Fiscal Quarter ending March 31, 2012, through the delivery of a Compliance Certificate for the Fiscal Quarter ending June 30, 2013, the Total Leverage Ratio shall be calculated on the basis of Annualization Measurement Periods.
          “Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.
          “Triad” shall mean Triad Hunter, LLC, a Delaware limited liability company.
          “Triad Gas Gathering Agreement” shall mean that certain Gas Gathering Services Agreement, dated as of August 15, 2011, between Triad and the Borrower.
          “Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
          “Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
          “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.
          “United States” or “U.S.” shall mean the United States of America.
          “U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
          “U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.19(e)(ii).

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.
     Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
     Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision to eliminate the effect of any change in GAAP on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision for such purpose), then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders. It is understood and agreed that, solely with respect to any change in GAAP after the Closing Date with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on the Closing Date will not be treated as a capital lease hereunder solely as a result of such change in GAAP after the Closing Date. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein.
     Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (d) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (e) all references to a specific time shall be construed to refer to the time in the city and state of New York, New York, unless otherwise indicated.

ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
     Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank may issue Letters of Credit in accordance with Section 2.21; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4 and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Facility Amount in effect from time to time.
     Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Facility Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
     Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed eight (8). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
     Section 2.4. Swingline Commitment.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Facility Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
          (b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.
          (c) The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
          (d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
          (e) Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
     Section 2.5. Funding of Borrowings.
          (a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by 3:00 p.m. on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
          (b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall within one (1) Business Day pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing, but without any amounts due under Section 2.18. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     Section 2.6. Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three

(3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
          (c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.
          (d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     Section 2.7. Optional Reduction and Termination of Commitments.
          (a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
          (b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified effective date if such condition is not satisfied), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Facility Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Facility Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
          (c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.25 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
     Section 2.8. Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.
     Section 2.9. Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.6, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
          (b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.10. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.7, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(d); provided that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.18. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
     Section 2.11. Mandatory Prepayments.
          (a) Immediately upon receipt by the Borrower or any of its Subsidiaries of any cash proceeds of any sale or disposition by the Borrower or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such cash proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets permitted pursuant to Section 7.6 (other than Section 7.6(j)) or (ii) proceeds from the sales of assets, casualty insurance policies or eminent domain, condemnation or similar proceedings that are reinvested in assets then used or usable in the business of the Loan Parties within 180 days following receipt thereof; provided, that, to the extent the Borrower or any of its Subsidiaries has entered into binding agreements to so reinvest such proceeds within such 180-day period, the Borrower or such Subsidiary shall have 270 days following such sale of assets, casualty insurance policies or eminent domain, condemnation or similar proceedings to make such reinvestment, so long as such proceeds are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested. Any such prepayment shall be applied in accordance with subsection (d) of this Section.
          (b) No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any cash proceeds from any issuance of Indebtedness (other than Indebtedness permitted under Section 7.1 hereof), the Borrower shall prepay the Obligations in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates). Any such prepayment shall be applied in accordance with subsection (d) of this Section.
          (c) No later than the Business Day following the date of receipt by the Borrower or any of its Subsidiaries of 50% of the cash proceeds from any issuance of equity securities by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to 50% of such cash proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrower in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Equity Interests issued by a Subsidiary to Magnum or any of its Subsidiaries. Any such prepayment shall be applied in accordance with subsection (d) of this Section.
          (d) Any prepayments made by the Borrower pursuant to subsection (a), (b) or (c) of this Section shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan documents, second, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Revolving Commitment, third, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fourth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and fifth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the Borrower will be permitted, at its option, to apply any such prepayments, in whole or in part, to the principal balance of the Second Lien Indebtedness, so long as (i) such prepayment is received after the Conversion Date, (ii) no Default or Event of Default exists, (iii) the Borrower and its Subsidiaries have a maximum Total Leverage Ratio of less than or equal to 3.50:1.00, both before and after giving effect to such prepayment, (iv) the Borrower has a minimum Revolving Credit Availability of at least 20% of the Aggregate Revolving Commitments and (v) the Second Lien Indebtedness is permanently reduced by such prepayment amounts. The Revolving Commitments of the Lenders shall be permanently reduced by the amount of any prepayments made pursuant to Section 2.11(a) and (b). The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to Section 2.11 (c), unless an Event of Default has occurred and is continuing and the Required Lenders so request
          (e) If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Facility Amount, as reduced pursuant to Section 2.7 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.18. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Facility Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
     Section 2.12. Interest on Loans.
          (a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.
          (b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
          (c) Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after acceleration, the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
          (d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
          (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.13. Fees.
          (a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
          (b) Commencing on the Closing Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the average daily amount of the unused Revolving Commitment of such Lender. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.
          (c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
          (d) The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.
          (e) Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2011, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
          (f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.25, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.20 shall automatically be deemed adjusted to reflect the provisions of this subsection.
     Section 2.14. Computation of Interest and Fees.
          Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
     Section 2.15. Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:
          (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
          (ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Conversion/Continuation has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.
     Section 2.16. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.
     Section 2.17. Increased Costs.
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
          (ii) impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein (other than with respect to Excluded Taxes or Indemnified Taxes addressed in Section 2.19(a), (b) and (c));
and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, so long as such Lender is making a similar demand from all other borrowers in similar credit facilities, and within ten (10) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.
          (c) A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.
     Section 2.18. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
     Section 2.19. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.
          (b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify each Recipient, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Recipient on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be required to indemnify any Recipient pursuant to this Section 2.19(c) for any Indemnified Taxes or Other Taxes to the extent such written demand is made by such Recipient more than 180 days after the date on which such

Recipient received written notice of the imposition or assertion of such Indemnified Taxes or Other Taxes from the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient shall be conclusive, absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Tax Forms.
          (i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.
          (ii) Any Lender that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
     (A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;
     (C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of

IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or
     (D) if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, any applicable withholding statement and/or other certification documents from each beneficial owner, as applicable.
          (iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.
          (iv) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.19(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts paid pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.19, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.19 if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.19 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person..
     Section 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.17, 2.18, 2.19 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
     Section 2.21. Letters of Credit.
          (a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof one year after such renewal or extension), provided that any Letter of Credit with a one-year term may contain an evergreen provision not to extend past the date in clause (B) below and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $20,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Facility Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
          (b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
          (c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
          (d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

          (e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
          (f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).
          (g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 102% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
          (h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
          (i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
          (i) any lack of validity or enforceability of any Letter of Credit or this Agreement;
          (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
          (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
          (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
          (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
          (vi) the existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.
     Section 2.22. Increase of Commitments; Additional Lenders.
          (a) From time to time after the Closing Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:
          (i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $75,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);
          (ii) at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date);
          (iii) any Incremental Commitments provided pursuant to this Section shall have a termination date no earlier than the Revolving Commitment Termination Date; and
          (iv) the Loan Parties shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance..
          (b) The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an

Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld or delayed) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.
          (c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
          (i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
          (ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
          (iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;
          (iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Commitments issued by the Borrower in accordance with Section 2.9; and
          (v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

          Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Commitments, and Schedule I shall automatically be deemed amended accordingly.
          (d) If any Incremental Commitments are to have terms that are different from the Revolving Commitments, as applicable, outstanding immediately prior to such incurrence (any such Incremental Commitments, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Borrower, the Lenders providing such Incremental Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions. If the Borrower incurs Incremental Commitments under this Section, regardless of whether such Incremental Commitments are Non-Conforming Credit Extensions, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding two sentences, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).
          (e) For purposes of this Section, the following terms shall have the meanings specified below:
          (i) “Initial Yield” shall mean, with respect to Incremental Commitments, the amount (as determined by the Administrative Agent) equal to the sum of (A) the margin above the Adjusted LIBOR Rate on such Incremental Loans, as applicable (including as margin the effect of any “LIBOR floor” applicable on the date of the calculation), plus (B) (x) the amount of any Up-Front Fees on such Incremental Commitments, as applicable (including any fee or discount received by the Lenders in connection with the initial extension thereof), divided by (y) four.
          (ii) “Up-Front Fees” shall mean the amount of any fees or discounts received by the Lenders in connection with the making of Loans or extensions of credit, expressed as a percentage of such Loan or extension of credit. For the avoidance of doubt, “Up-Front Fees” shall not include any arrangement fee paid to the Sole Lead Arranger.
     Section 2.23. Mitigation of Obligations. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.
          (b) The Borrower shall not be required to compensate any Lender pursuant to Section 2.17 for any increased costs or reductions incurred more than 180 days prior to the date that such

Lender, as the case may be, notified the Borrower of such Change in Law and of such Lender’s intention to claim compensation therefor; provided that, if such Change in Law is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.24. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, (b) any Lender withholds its consent (when all other required consents have been obtained), or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or 2.19, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 2.25. Defaulting Lenders and Potential Defaulting Lenders.
          (a) If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:
          (i) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Revolving Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and
          (ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, or with respect to the LC Exposure and the Swingline Exposure of any Potential Defaulting Lender, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Borrower to the Issuing Bank or the Swingline Lender in respect of such LC Exposure or such Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and the Swingline Exposure of such Defaulting Lender or the LC Exposure and the Swingline Exposure of such Potential Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender;
provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.
          (b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender or any Potential Defaulting Lender has ceased to be a Potential Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender or Potential Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
          (c) So long as any Lender is a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:
          (i) in the case of a Defaulting Lender, the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;
          (ii) in the case of a Defaulting Lender or a Potential Defaulting Lender, without limiting the provisions of subsection (a)(ii) of this Section, the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender; and
          (iii) in the case of a Defaulting Lender or a Potential Defaulting Lender, the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender or such Potential Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.20 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
     Section 3.1. Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
          (a) The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent and the Sole Lead Arranger (including reasonable fees, charges and disbursements of a single counsel and a single local counsel in each applicable jurisdiction to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.
          (b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
          (i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
          (ii) a counterpart of the Intercreditor Agreement, duly executed by the Second Lien Agent and acknowledged by the Loan Parties;
          (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
          (iv) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

          (v) a written opinion of Fulbright and Jaworski, counsel to the Loan Parties, and a written opinion of Steptoe & Johnson PLLC, each addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
          (vi) a certificate dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Revolving Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct (other than the representations and warranties that are made as of a specific date, in which case such representations and warranties are true and correct as of such date);
          (vii) all consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;
          (viii) copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarter ended June 30, 2011 and (B) financial projections on a quarterly basis for the Fiscal Year ending December 31, 2011 and annually thereafter through December 31, 2015;
          (ix) a certificate, dated the Closing Date and signed by a Responsible Officer of each Loan Party, confirming that the Loan Parties, taken as a whole, are Solvent before and after giving effect to the funding of any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;
          (x) evidence, in form and substance satisfactory to the Administrative Agent, that Magnum has contributed to the Borrower at least $30,000,000 in cash equity;
          (xi) the Security Agreement, duly executed by the Borrower and each of its Domestic Subsidiaries, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, and (C) a Perfection Certificate, duly completed and executed by the Borrower;
          (xii) the Pledge Agreement, duly executed by Triad, together with (A) any original certificates evidencing all issued and outstanding shares of Equity Interests pledged to the Administrative Agent under the Pledge Agreement and (B) stock or membership interest powers or other appropriate instruments of transfer executed in blank;
          (xiii) Mortgages covering all Material Real Estate as of the Closing Date, duly executed by the appropriate Loan Party, together with (a) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered by the appropriate Loan Party and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all West Virginia mortgage taxes and all filing, documentary, stamp, intangible and recording taxes and fees have been paid, (b) evidence that all other actions (other than actions requiring notices to or consents from account debtors, counterparties or other third parties) that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken, and (c) a satisfactory report from Graves & Co. with respect to the rights-of-way for the Pipeline System;
          (xiv) copies of all Material Agreements;
          (xv) certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be;
          (xvi) completion by the Administrative Agent of all due diligence with respect to the Borrower and its Subsidiaries and all legal and environmental due diligence, in each case, to the satisfaction of the Administrative Agent;
          (xvii) (i) all conditions precedent to the closing and initial extensions of credit under the Second Lien Credit Agreement shall have been, or concurrently with the Closing Date shall be, satisfied, (ii) the Second Lien Credit Agreement shall make available to the Borrower not less than $30,000,000 but have committed at least $50,000,000 of term loans, and (iii) the Administrative Agent shall be satisfied that the initial extensions of credit under the Second Lien Credit Agreement shall have occurred, or will occur concurrently with the initial extensions of credit under this Agreement. The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Borrower as true and complete, of each Second Lien Indebtedness Documents as originally executed and delivered, together with all exhibits and schedules thereto;
          (xviii) from each Loan Party, all documentation and other information that the Administrative Agent may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
          (xix) the Independent Engineer’s Report, including the feasibility study in form and substance satisfactory to the Administrative Agent;
          (xx) duly executed Triad Gas Gathering Agreement with terms and conditions satisfactory to the Administrative Agent;
          (xxi) the Master Services Agreement duly executed by the Borrower and Apex Pipeline Services, Inc in respect of the Pipeline construction.
          (c) The Borrower shall have a Consolidated Total Debt to Capitalization Ratio of equal to or less than sixty percent (60%).
          Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     Section 3.2. Conditions to the Initial Advance. The obligations of the Lenders to make the Initial Advance shall not become effective until the date on which each of the following conditions are satisfied or waived in accordance with Section 10.2.
          (a) delivery of Control Account Agreements, duly executed by each Permitted Third Party Bank and the applicable Loan Party;
          (b) a Lender’s loss payable endorsement in form and substance reasonably satisfactory to the Administrations Agent;
          (c) the Administrative Agent shall have received all duly executed Field Producer Contracts evidencing revenue generation to support the applicable Facility Availability Amount;
          (d) the Administrative Agent, in conjunction with the Independent Engineer, shall be satisfied that (i) each of the Milestones shall have been achieved, (ii) the application of proceeds of the Second Lien Notes shall have been made substantially in accordance with the Budget, (iii) the completion of the Pipeline shall be projected to be made at a variant cost no greater than 125% of the budgeted cost as set forth in the Budget (such budgeted costs, the “Projected Budgeted Costs”) and (iv) the aggregate amount of unrestricted cash on hand plus the then applicable Revolving Credit Availability plus projected liquidity of the Borrower as set forth in the Liquidity Model shall exceed the Projected Budgeted Costs;
          (e) the Borrower shall have delivered to the Administrative Agent, concurrently with the delivery to the Second Lien Agent and in any event prior to the date of the Initial Advance, (i) certification that each Loan Party has delivered to the appropriate filing or recording offices all documentation required to record its interest in all Easements, rights-of-way and similar interests constituting Material Real Estate as of the Closing Date, (ii) Mortgages (or modifications or supplements to the Mortgages recorded on or about the Closing Date) covering all Material Real Estate as of the date of the Initial Advance, duly executed by the appropriate Loan Party together with (x) evidence that counterparts of the Mortgages (or such modifications or supplements) have been duly executed, acknowledged and delivered by the appropriate Loan Party and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all West Virginia mortgage taxes and all filing, documentary, stamp, intangible and recording taxes and fees have been paid, (y) evidence that all other actions (other than actions requiring notices to or consents from account debtors, counterparties or other third parties) that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken and (z) a satisfactory report from Graves & Co. with respect to all rights-of-way as the Administrative Agent shall reasonably request and (iii) a supplement to Schedule 4.11, setting forth a complete and accurate list of all Real Estate and Easements owned or leased by each Loan Party as of the date of the Initial Advance, showing as of such date the grantor, grantee, instrument date, recording information, the county or other relevant jurisdiction, state and record owner;
          (f) (i) the Borrower shall have delivered to the Administrative Agent, concurrently with delivery to the Second Lien Agent and in any event prior to the date of the Initial Advance, evidence that Magnum (or its applicable Affiliate) shall have contributed to the Borrower either (x) all of Magnum’s rights under the Processing Plant Agreements or (y) the net cash proceeds or any sale of such rights to a third party and (ii) the Borrower shall have delivered to the Administrative Agent, concurrently with delivery to the Second Lien Agent and in any event prior to the date of the Initial Advance, evidence that Magnum shall have assigned to the Borrower all of Magnum’s (or its applicable Affiliate’s) ownership interest in the Rogersville Cryogenic Processing Plant in Rogersville, Tennessee;
          (g) a report from Moore-McNeil, LLC regarding the insurance program for the construction phase of the build-out of the Pipeline System;
          (h) evidence that at least $50,000,000 of Second Lien Indebtedness is outstanding;
          (i) evidence that Consolidated EBITDA of the Borrower for the most recently ended Fiscal Quarter shall be at least $2,000,000;
          (j) a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof as of the most recently ended Fiscal Quarter, calculated on a pro forma basis as if any initial Revolving Borrowing had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations); and
          (k) prior to the Conversion Date, after giving effect to any Borrowing, the total principal amount of the outstanding Loans hereunder shall not exceed the Facility Amount.
     Section 3.3. Conditions to Each Credit Event During the Availability Period. During the Availability Period, the obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.25(c) and the satisfaction of the following conditions:
          (a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
          (b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects, and those representations and warranties that are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and
          (c) the Borrower shall have delivered the required Notice of Borrowing.
     Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

     Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
     Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate in any material respect any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate in any material respect or result in a default under any Material Agreement of the Borrower or any of its Subsidiaries or any of its assets that would result in a termination of such Material Agreement or give rise to a right to terminate such Material Agreement, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
     Section 4.4. Financial Statements. The Borrower has furnished to each Lender the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2011, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the aforementioned statements. Since June 30, 2011, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     Section 4.5. Litigation and Environmental Matters.
          (a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
          (b) Except for the matters set forth on Schedule 4.5 and except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 4.6. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, including, without limitation, all FERC regulations and orders, to the extent applicable, and all applicable State Pipeline Regulatory Agency regulations and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in the case of clauses (a) and (b), where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
     Section 4.8. Taxes. The Loan Parties and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (a) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP and (b) to the extent failure to make such payment could not reasonably be expected to result in liability in excess of $250,000, individually or in the aggregate. The charges, accruals and reserves on the books of the Loan Parties in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
     Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
     Section 4.10. ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
     Section 4.11. Ownership of Property; Insurance.
          (a) Each of the Loan Parties has good title to, or valid leasehold interests in, all of its real and personal property and Easements material to the operation of its business, including all properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Loan Parties after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Loan Parties are valid and subsisting and are in full force. As of the Closing Date, Schedule 4.11 sets forth a complete and accurate list of all Material Real Estate, showing as of the date hereof the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. At all times on and after the date that Schedule 4.11 is supplemented pursuant to Section 3.2(e) above, Schedule 4.11 sets forth all Real Estate and Easements owned or leased by each Loan Party as of such date or on the date of any update to such Schedule delivered pursuant to Section 5.1(h), as applicable, showing as of such date the grantor, grantee, instrument date, recording information (to the extent available), the county or other relevant jurisdiction, state and record owner. Except as set forth on Schedule 4.11, no portion of such Real Estate or Easements is located in a special flood hazard area as designated by any Governmental Authority as of the Closing Date.
          (b) Each Pipeline is covered by Deeds or Easements in favor of the Loan Parties, recorded or filed, as applicable and if and to the extent required in accordance with applicable law to be so recorded or filed, in the appropriate public or official records of the county or parish where the property covered thereby is located or with the office of the applicable State Pipeline Regulatory Agency, except where the failure of the Pipeline to be so covered, or any such documentation to be so recorded or filed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse

Effect. Except to the extent the failure could not reasonably be expected to have a Material Adverse Effect, the fee Deeds or Easements granted to the Loan Parties that cover any Pipeline establish a contiguous and continuous right of way for such Pipeline System such that the Loan Parties are able to construct, operate, and maintain the Pipeline System in, over, under, or across the land covered thereby in the same way that a prudent owner and operator would construct, operate, and maintain similar assets.
          (c) There is no (i) breach or event of default on the part of any Loan Party with respect to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System, (ii) to the knowledge of any Responsible Officer of the Borrower, breach or event of default on the part of any other party to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System, and (iii) event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default on the part of any Loan Party with respect to any Easement or Deed granted to the Borrower or any other Loan Party that covers any of the Pipeline System or, to the knowledge of any Responsible Officer of the Borrower, on the part of any other party thereto, in the case of clauses (i), (ii) and (iii) above, to the extent any such breach, default or event, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Deeds or Easements granted to the Borrower or any other Loan Parties that cover any of the Pipeline Systems (to the extent applicable) are in full force and effect in all material respects and are valid and enforceable against the applicable Loan Party party thereto in accordance with their terms (subject to the effect of any applicable debtor relief laws and subject, as to enforceability to the effect of general principles of equity) and all rental and other payments due thereunder by the applicable Loan Parties have been duly paid in accordance with the terms of the Deeds or Easements except, in each case, to the extent that a failure, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (d) Each Pipeline is located within the confines of the Deeds or Easements and does not encroach upon any adjoining property, except to the extent the failure to be so located or any such encroachment could not reasonably be expected to have a Material Adverse Effect.
          (e) The material properties used or to be used in the Midstream Activities of the Loan Parties are in good repair, working order, and condition, normal wear and tear excepted, except to the extent the failure could not reasonably be expected to have a Material Adverse Effect. The properties of the Loan Parties have not been affected, since December 31, 2010, in any adverse manner as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy in each case that either (i) could reasonably be expected to have a Material Adverse Effect or (ii) for which repair, restoration or replacement has not been commenced and/or completed in a manner, or with substitute assets, that, in the commercially reasonable judgment of the Borrower, make such affected properties substantially comparable or better than immediately prior to any such occurrence or, in the case of replacement assets, are substantially comparable to or better than the affected Properties prior to such occurrence.
          (f) No condemnation proceeding has been commenced or, to the knowledge of any Responsible Officer of the Borrower, is contemplated by any Governmental Authority having the jurisdiction to do so with respect to all or any portion of the Pipeline System except for that which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (g) Each of the Loan Parties owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe in any material respect on the rights of any other Person.

          (h) The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
     Section 4.12. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that actual results may vary and that such variances may be material).
     Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.
     Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Loan Parties, taken as a whole, are Solvent.
     Section 4.16. Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
     Section 4.17. Collateral Documents.
          (a) The Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Security Agreement, the Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement)

on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2. When the certificates evidencing all Equity Interests pledged pursuant to the Security Agreement or the Pledge Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Equity Interests shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
          (b) Each Mortgage, when duly executed and delivered by the relevant Loan Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Loan Party’s right, title and interest in and to the Material Real Estate of such Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Material Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.
          (c) No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.
     Section 4.18. Material Agreements. As of the Closing Date, (a) all Material Agreements of the Loan Parties are described on Schedule 4.18, and each such Material Agreement is in full force and effect and (b) except as set forth on Schedule 4.18, the Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
     Section 4.19. [Reserved].
     Section 4.20. OFAC. Neither any Loan Party nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.
     Section 4.21. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

     Section 4.22. State and Federal Regulation.
     (a) None of the Loan Parties is a “natural gas company” under the Natural Gas Act. Neither the Pipeline System nor any portion of the Pipeline System is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act, and neither the Pipeline System nor any portion of the Pipeline System operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act (collectively with respect to both natural gas and liquid pipelines, “Interstate Pipelines”).
     (b) The intrastate pipeline operations that comprise the Pipeline Systems are subject to regulation by the State Pipeline Regulatory Agencies. Each Loan Party that owns pipelines and conducts pipeline operations has followed prudent practice in the hydrocarbon transportation, processing and distribution industries, as applicable. Except as set forth on Schedule 4.22, no Loan Party that owns any interest in any of the Pipeline Systems has been or is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding their respective rates or practices with respect to the Pipeline Systems. There is no reason to believe that any complaint, investigation or other proceeding set forth on Schedule 4.22, individually or in the aggregate, could result in a Material Adverse Effect.
     (c) Each applicable Loan Party is in compliance, in all material respects, with all rules, regulations and orders of all State Pipeline Regulatory Agencies applicable to the Pipeline Systems.
     (d) As of the Closing Date, no Loan Party is liable for any refunds or interest thereon as a result of an order from any State Pipeline Regulatory Agency with jurisdiction over the Pipeline Systems.
     (e) Without limiting the generality of Section 4.1 of this Agreement, except as listed on Schedule 4.22, no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Loan Party from any Governmental Authority to construct, own, operate and maintain the Pipeline Systems, or to transport, process and/or distribute hydrocarbons under existing contracts and agreements as the Pipeline Systems are presently being owned, operated and maintained.
ARTICLE V
AFFIRMATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:
          (a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Hein & Associates LLP or other independent public accountants reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
          (b) (i) for each Fiscal Quarter ending on or prior to December 31, 2012, as soon as available and in any event (x) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower and (y) within 60 days after the end of the last Fiscal Quarter of each Fiscal Year of the Borrower and (ii) after December 31, 2012, as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;
          (c) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section (other than financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b)(i) of this Section), a Compliance Certificate signed by a Responsible Officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
          (d) concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Event of Default in respect of the financial covenants set forth in Article VI;
          (e) as soon as available and in any event within 45 days after the end of the calendar year (and, if the Borrower shall elect to more frequently deliver a budget to the Second Lien Agent, concurrently with any such delivery to the Second Lien Agent), forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;
          (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (g) promptly, and in any event within 30 days after the end of each month, volumetric reports of the gas throughput with respect to the Pipeline Systems;
          (h) concurrently with the delivery of the financial statements referred to in subsection (a) above, a report supplementing Schedule 4.11, including an identification of all owned and leased Real Estate and Easements disposed of by any Loan Party during such six-month period, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Real Estate or Easements acquired or leased during such twelve-month period, and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;
          (i) concurrently with the delivery of the financial statements referred to in subsection (a) above, (i) a report of all new Material Agreements executed during such year and all Material Agreements that expired, terminated or were otherwise not renewed or extended (to the extent such Material Agreements would expire or terminate within 6 months of the date of such report if not renewed or extended) during such year, and (ii) a certificate of a Responsible Officer of the Borrower either confirming that there has been no change in the information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and
          (j) promptly, and in any event within 30 days, following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Loan Parties as the Administrative Agent or any Lender may reasonably request.
     Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default or Event of Default;
          (b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, including any permit, license or other approval required for the construction or operation of the Pipeline, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
          (d) promptly and in any event within 30 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;

          (e) the occurrence of any event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
          (f) prompt notice of any termination, expiration or loss of any Material Agreement (other than any termination or expiration that occurs in accordance with the terms of such Material Agreement);
          (g) any form of material notice, summons, citation, proceeding or order received from any State Pipeline Regulatory Agency or any other Governmental Authority concerning the regulation of any material portion of the Pipeline Systems that would materially and adversely affect the Lenders, the Borrower or its Subsidiaries or the Pipeline System;
          (h) any challenge to title of the Borrower and its Subsidiaries to any Deed or Easement with respect to a material portion of the Pipeline System; and
          (i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
          The Borrower will furnish to the Administrative Agent and each Lender the following: promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or legal structure, (iii) in any Loan Party’s federal taxpayer identification number or organizational number or (iv) in any Loan Party’s jurisdiction of organization.
          Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
     Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
     Section 5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
     Section 5.7. Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall only be required to reimburse the Administrative Agent for one such visit per Fiscal Year.
     Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business (including, without limitation, all Pipeline Systems) in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) (i) maintain or cause the maintenance of the interests and rights (A) which are necessary to maintain the Easements for the Pipeline Systems and to maintain the other Real Estate associated therewith, and (B) which individually and in the aggregate, could, if not maintained, reasonably be expected to have a Material Adverse Effect; (c) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Loan Parties in accordance with this Section, and (d) subject to the terms of Section 3.2, at all times shall name the Administrative Agent as additional insured on all liability policies of the Loan Parties and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Loan Parties.
     Section 5.9. Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to finance capital improvements with respect to the build-out of the Pipeline System located in northern West Virginia and Ohio, to provide for working capital and capital expenditures and for other general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
     Section 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
     Section 5.11. Cash Management. The Borrower shall, and shall cause its Domestic Subsidiaries to:

          (a) maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts, (ii) payroll, withholding and other fiduciary accounts, so long as the amounts deposited in such accounts are limited to actual amounts due and payable or amounts projected to be immediately due and payable, or (iii) other accounts for the purpose of managing local disbursements, all of which the Loan Parties may maintain without restriction so long as the aggregate amount held in each account described in clause (iii) does not exceed $50,000 at any one time, and the aggregate amount held in all such accounts in clause (iii) does not exceed $100,000 at any one time) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Borrower and each of its Subsidiaries shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or, pursuant to the terms of Section 3.2, subject to Control Account Agreements; and
          (b) deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts.
     Section 5.12. Additional Subsidiaries and Collateral.
          (a) In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days (or such later period of time as the Administrative Agent may agree) after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all interests in Material Real Estate by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days (or such later period of time as the Administrative Agent may agree) after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Equity Interests of such Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Equity Interests to the Administrative Agent, together with appropriate powers executed in blank.
          (b) In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party, within 60 days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Equity Interests of such Foreign Subsidiary (or, if the pledge of all of the voting Equity Interests of such Foreign Subsidiary would result in materially adverse tax consequences, then such pledge shall be limited to 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Foreign Subsidiary, as applicable) to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates evidencing such pledged Equity Interests to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.
          (c) Prior to the date that Triad shall cease to be the immediate parent company of the Borrower, the Borrower shall cause its immediate parent company to (i) pledge all of its Equity Interests of the Borrower to the Administrative Agent as security for the Obligations by executing and delivering a pledge agreement to the Administrative Agent in form and substance substantially similar to the Pledge Agreement, and (ii) deliver any original certificates evidencing such pledged Equity Interests to the Administrative Agent, together with appropriate powers executed in blank.
     Section 5.13. Additional Real Estate. To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire an interest in Material Real Estate after the Closing Date, it shall at the time of such acquisition, provide to the Administrative Agent all Real Estate Documents that would have been required to be delivered pursuant to Section 3.1 if such Material Real Estate had existed on the Closing Date granting the Administrative Agent a first priority Lien on such Real Estate (subject to Permitted Encumbrances), together with all environmental audits and reports, title insurance policies, real property surveys, flood zone reports, evidence of compliance with zoning and building laws, environmental indemnities, legal opinions, supplemental casualty and flood insurance and other documents, instruments and agreements reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
     Section 5.14. Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents. Contemporaneously with the consummation of the Permitted MLP Transaction, the Initial Borrower shall ensure that it and the other Loan Parties shall be in compliance with this Section 5.14 and that all of the Equity Interests held by Magnum or its Subsidiaries in the MLP and all Equity Interests in the Initial Borrower held by the MLP, to the extent applicable, shall be pledged to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance substantially consistent with the Pledge Agreement
     Section 5.15. Material Agreements. The Borrower will, and will cause each other Loan Party to, perform and observe all the terms and provisions of each Material Agreement to be performed or observed by it, maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party is entitled to make under such Material Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to adversely affect Consolidated EBITDA in any current or future twelve-month period by more than (a) the greater of $2,500,000 and 20% of such Consolidated EBITDA amount at any time following the Closing Date but on or prior to the date that the Borrower achieves a trailing four fiscal quarter Consolidated EBITDA of $10,000,000 or more, (b) the greater of $2,500,000 and 15% of such Consolidated EBITDA amount at any time following the date that the Borrower achieves a trailing four fiscal quarter Consolidated EBITDA of $10,000,000 or more but on or prior to the Conversion Date or (c) the greater of $2,500,00 and 10% of such Consolidated EBITDA amount at any time on or after the Conversion Date; provided that, for purposes of the foregoing, through the Fiscal Quarter ending June 30, 2013, Consolidated EBITDA shall be calculated on the basis of Annualization Measurement Periods.
     Section 5.16. Flood Insurance. The Borrower will and will cause each other Loan Party, with respect to each portion of Mortgaged Property on which improvements are located, (a) to provide the Administrative Agent with (or confirm that the Administrative Agent has otherwise obtained) a standard flood hazard determination for such Mortgaged Property, and (b) if the improvements on such Mortgaged Property are located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. In addition, to the extent the Borrower or any other Loan Party fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property, the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable flood insurance laws.
ARTICLE VI
FINANCIAL COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:
     Section 6.1. Financial Covenants Prior to Initial Advance.
          (a) Consolidated Total Debt to Capitalization Ratio: The Borrower will maintain at all times a Consolidated Total Debt to Capitalization Ratio of equal to or less than sixty percent (60%).
          (b) Interest Coverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, the Borrower will have, as of the last day of each Fiscal Quarter, an Interest Coverage Ratio of not less than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Interest Coverage
Quarter	Ratio
March 31, 2012	1.00:1.00
June 30, 2012	1.00:1.00

Fiscal	Interest Coverage
Quarter	Ratio
September 30, 2012	1.00:1.00
December 31, 2012	1.00:1.00
March 31, 2013	1.25:1.00
June 30, 2013	1.50:1.00
September 30, 2013	1.75:1.00
December 31, 2013	2.25:1.00
March 31, 2014	2.25:1.00
June 30, 2014	2.50:1.00
September 30, 2014	2.50:1.00
December 31, 2014 and each Fiscal	2.75:1.00
Quarter thereafter
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Interest Coverage Ratio test above shall be increased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the greater of (i) the amount set forth in this part (b) above for each such Fiscal Quarter, (ii) the Interest Coverage Ratio for each such Fiscal Quarter as set forth in Section 6.1(b) of the Second Lien Credit Agreement (as in effect on the Closing Date) plus 0.25 and (iii) 2.50:1.00.
          (c) Total Leverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, subject to Section 7.5, the Borrower will have, as of the last day of each Fiscal Quarter, a Total Leverage Ratio of not greater than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Total Leverage
Quarter	Ratio
March 31, 2012	7.00:1.00
June 30, 2012	7.00:1.00

Fiscal	Total Leverage
Quarter	Ratio
September 30, 2012	6.50:1.00
December 31, 2012	6.50:1.00
March 31, 2013	6.00:1.00
June 30, 2013	6.00:1.00
September 30, 2013	5.00:1.00
December 31, 2013	4.50:1.00
March 31, 2014	4.50:1.00
June 30, 2014	4.50:1.00
September 30, 2014	4.50:1.00
December 31, 2014 and each Fiscal	4.25:1.00
Quarter thereafter
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Total Leverage Ratio test above shall be decreased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the lesser of (i) the amount set forth in this part (c) above for each such Fiscal Quarter, (ii) the Total Leverage Ratio for each such Fiscal Quarter as set forth in Section 6.1(c) of the Second Lien Credit Agreement (as in effect on the Closing Date) minus 0.25, and (iii) 4.50:1.00.
     Notwithstanding the foregoing (including the immediately prior sentence), from and after the date the Borrower makes any prepayments or payments of the Second Lien Indebtedness under Section 2.11(d) or Section 7.5(c)(ii), the Total Leverage Ratio test above shall be reduced to 4.00:1.00 for the Fiscal Quarter in which such payment is made and for each Fiscal Quarter thereafter.
          (d) Capital Expenditures. Prior to the Conversion Date, the Borrower and its Subsidiaries will not make any Capital Expenditures, other than (i) Capital Expenditures with respect to the build-out of the Pipeline System as described on Schedule 6.1(e), (ii) other projects approved by the Administrative Agent in an aggregate amount not to exceed $10,000,000 at all times after the Closing Date and (iii) other Capital Expenditures made solely with the proceeds of an issuance of Equity Interests of the Borrower that are not required to prepay the Indebtedness under this Agreement in accordance with Section 2.11(b) of this Agreement.

     Section 6.2. Financial Covenants On and After Initial Advance.
          (a) Consolidated Total Debt to Capitalization Ratio: The Borrower will maintain at all times a Consolidated Total Debt to Capitalization Ratio of equal to or less than sixty percent (60%).
          (b) Interest Coverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, the Borrower will have, as of the last day of each Fiscal Quarter, an Interest Coverage Ratio of not less than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Interest Coverage
Quarter	Ratio
March 31, 2012	1.00:1.00
June 30, 2012	1.00:1.00
September 30, 2012	1.25:1.00
December 31, 2012	1.25:1.00
March 31, 2013	1.50:1.00
June 30, 2013	1.75:1.00
September 30, 2013	2.00:1.00
December 31, 2013	2.50:1.00
March 31, 2014	2.50:1.00
June 30, 2014	2.75:1.00
September 30, 2014	2.75:1.00
December 31, 2014 and each Fiscal	3.00:1.00
Quarter thereafter
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Interest Coverage Ratio test above shall be increased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the greater of (i) the amount set forth in this part (b) above for each such Fiscal Quarter, (ii) the Interest Coverage Ratio for each such Fiscal Quarter as set forth in Section 6.1(b) of the Second Lien Credit Agreement (as in effect on the Closing Date) plus 0.25 and (iii) 2.50:1.00.
          (c) Total Leverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, subject to Section 7.5, the Borrower will have, as of the last day of each Fiscal Quarter, a Total

Leverage Ratio of not greater than the corresponding amount set forth below opposite such Fiscal Quarter:

Fiscal	Total Leverage
Quarter	Ratio
March 31, 2012	7.00:1.00
June 30, 2012	7.00:1.00
September 30, 2012	6.25:1.00
December 31, 2012	6.25:1.00
March 31, 2013	5.75:1.00
June 30, 2013	5.75:1.00
September 30, 2013	4.75:1.00
December 31, 2013 and March 31, 2014	4.50:1.00
June 30, 2014 and each Fiscal	4.00:1.00
Quarter thereafter
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the Total Leverage Ratio test above shall be decreased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to the lesser of (i) the amount set forth in this part (c) above for each such Fiscal Quarter, (ii) the Total Leverage Ratio for each such Fiscal Quarter as set forth in Section 6.1(c) of the Second Lien Credit Agreement (as in effect on the Closing Date) minus 0.25, and (iii) 4.50:1.00.
     Notwithstanding the foregoing (including the immediately prior sentence), from and after the date the Borrower makes any payments of the Second Lien Indebtedness under Section 2.11(d) or Section 7.5(c)(ii), the Total Leverage Ratio test above shall be reduced to 4.00:1.00 for the Fiscal quarter in which such payment is made and for each Fiscal Quarter thereafter.
          (d) First Lien Leverage Ratio: Commencing with the Fiscal Quarter ending March 31, 2012, the Borrower have, as of the last day of each Fiscal Quarter, a First Lien Leverage Ratio of not greater than the corresponding amount set forth below opposite such Fiscal Quarter.

Fiscal	First Lien
Quarter	Leverage Ratio
March 31, 2012	3.50:1.00
June 30, 2012	3.50:1.00
September 30, 2012 and each Fiscal	3.25:1.00
Quarter thereafter
     Notwithstanding the foregoing, upon the occurrence of the Conversion Date, the First Lien Leverage Ratio test above shall be decreased for the Fiscal Quarter in which the Conversion Date occurs and each Fiscal Quarter thereafter to 3.25:1.00.
          (e) Capital Expenditures. Prior to the Conversion Date, the Borrower and its Subsidiaries will not make any Capital Expenditures, other than (i) Capital Expenditures with respect to the build-out of the Pipeline System as described on Schedule 6.1(e), (ii) other projects approved by the Administrative Agent in an aggregate amount not to exceed $10,000,000 at all times after the Closing Date and (iii) other Capital Expenditures made solely with the proceeds of an issuance of Equity Interests of the Borrower that are not required to prepay the Indebtedness under this Agreement in accordance with Section 2.11(b) of this Agreement.
     Section 6.3. Specified Equity Contribution. Notwithstanding the foregoing Sections 6.1 and 6.2, the parties hereto acknowledge and agree that, solely for purposes of all calculations made in determining compliance with Section 6.1 and Section 6.2, any cash equity contribution (which equity shall be common equity or other equity having terms reasonably satisfactory to the Administrative Agent and the Lenders) made to the Borrower by Magnum after the end of a Fiscal Quarter and on or prior to the day that is ten (10) Business Days after delivery by the Borrower to the Administrative Agent of a written irrevocable notice of its intent to cure an Event of Default under Section 6.1 or 6.2 (which written notice shall be delivered on or prior to the date that is five (5) days after the day on which financial statements are required to be delivered with respect to such Fiscal Quarter) will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenants contained herein at the end of such Fiscal Quarter and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) after the earlier of (x) the First Lien Funding Date and (y) December 31, 2012, in each four (4) Fiscal Quarter period, there shall be at least two (2) Fiscal Quarters in respect of which no Specified Equity Contribution is made, (ii) after the earlier of (x) the First Lien Funding Date and (y) December 31, 2012, there shall be no more than four (4) Specified Equity Contributions in the aggregate made after such date, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Loan Parties to be in compliance with the financial covenants set forth above and (iv) a Specified Equity Contribution shall only be included in the computation of the financial covenant for purposes of determining compliance by the Loan Parties with Section 6.1 and Section 6.2 and not for any other purpose under this Agreement (including, without limitation, any determination of the Applicable Margin, the Applicable Percentage, the Facility Availability Amount and availability under any baskets with respect to any covenants set forth herein). Upon the making of a Specified Equity Contribution, the financial covenants in Section 6.1 and Section 6.2 shall be recalculated giving effect to the increase in Consolidated EBITDA (but not including any prepayments of Indebtedness made with the proceeds of such Specified Equity Contribution); provided that neither the Administrative Agent nor the Lenders shall exercise any rights or remedies (other than instituting Default Interest) with respect to any Event of Default that exists pursuant to Sections 6.1 or Section 6.2 during the ten (10) Business Day period following notice by the Borrower that it intends to make such Specified Equity Contribution and affect such recalculation. If, after giving effect to such recalculation, the Loan Parties are in compliance with the financial covenants, the Loan Parties shall be deemed to have satisfied the requirements of the financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.
ARTICLE VII
NEGATIVE COVENANTS
          The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:
     Section 7.1. Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness created pursuant to the Loan Documents;
          (b) Indebtedness of the Loan Parties existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;
          (c) Second Lien Indebtedness in an aggregate principal amount not to exceed $55,000,000, minus (ii) the aggregate amount of all payments and prepayments of Second Lien Indebtedness made from and after the date hereof (but specifically excluding prepayments and commitment reductions occurring in connection with refinancings), plus (iii) interest, fees, costs, expenses, indemnities and other amounts payable pursuant to the terms of the Second Lien Indebtedness Documents (and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof); and
          (d) Indebtedness of any Loan Party to any other Loan Party;
          (e) Purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities in an aggregate principal amount at any time outstanding not to exceed $3,000,000;
          (f) Indebtedness of the Borrower and its Subsidiaries in an Investment permitted by Section 7.4 or a disposition permitted by Section 7.6 consisting of agreements providing for indemnification, the adjustment of purchase price or similar adjustments
          (g) Hedging Obligations permitted by Section 7.10
          (h) unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $1,000,000; and
          (i) Guarantees of Indebtedness otherwise permitted by this Section 7.1.

          The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Revolving Commitment Termination Date.
     Section 7.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
          (a) Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.20 and Section 8.2;
          (b) Subordinated Second Liens;
          (c) Permitted Encumbrances;
          (d) Liens securing purchase money debt, Capital Lease Obligations or Off-Balance Sheet Liabilities permitted under Section 7.1(e); provided, that each such Lien encumbers only the property financed by such Indebtedness and the proceeds and products thereof;
          (e) after the Conversion Date, any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, shall not apply to any other property or assets of any Borrower or any Subsidiary, shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary and shall not secure any Indebtedness;
          (f) (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower and its Subsidiaries and (ii) interests or title of a lessor, sublessor, licensor or sublicensor under a lease or license agreement entered into in the ordinary course of business;
          (g) Liens (i) on cash deposits in favor of a seller of any property to be acquired in an Investment permitted by Section 7.4 and to be applied against the purchase price thereof and (ii) consisting of an agreement to dispose of property in a disposition permitted by Section 7.6;
          (h) extensions, renewals, or replacements of any Lien referred to in subsections (b) through (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and
          (i) other Liens securing obligations, actual or contingent, in an aggregate principal amount at any time outstanding not to exceed $250,000.

     Section 7.3. Fundamental Changes.
          (a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to another Subsidiary (other than any Subsidiary that has not complied with the provisions of Section 5.12 prior to such sale, transfer, lease or disposition), provided, that if any party to such disposition is a Subsidiary Loan Party, the Subsidiary Loan Party or the Borrower shall be the acquirer of such assets, (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4 and (v) the Permitted MLP Transaction may be consummated.
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Loan Parties on the date hereof and businesses reasonably related thereto.
     Section 7.4. Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:
          (a) Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4(a) (including Investments in Subsidiaries);
          (b) Permitted Investments;
          (c) Hedging Transactions permitted by Section 7.10;
          (d) Guarantees constituting Indebtedness permitted by Section 7.1 and Guarantees entered into in the ordinary course of business in respect of obligations that do not constitute Indebtedness;
          (e) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practice;
          (f) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $1,000,000 at any time outstanding;
          (g) loans and advances to officers, directors and employees of the Borrower in an aggregate amount not to exceed $100,000 at any time outstanding;
          (h) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 7.6 in an aggregate amount not to exceed $1,000,000 at any time outstanding;
          (i) Investments received in connection with the bankruptcy or reorganization of account debtors;
          (j) creation or acquisition of any additional Subsidiaries, provided, that such Subsidiary complies with the provisions of Section 5.12;
          (k) Investments consisting of Liens, Dispositions and Restricted Payments permitted under this Article VII;
          (l) Investments or acquisitions of the property or assets described on Schedule 7.4(l); and
          (m) other Investments or acquisitions of property or assets in an aggregate amount not to exceed $2,500,000.
     If at any time the Borrower or any of its Affiliates shall purchase or otherwise acquire any of the loans made under the Second Lien Credit Agreement, the Borrower or such Affiliate shall immediately cancel such loans for no consideration.
     Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) non-cash dividends payable by the Borrower or its Subsidiaries solely in interests of any class of its common equity;
          (b) prior to the First Lien Funding Date, Restricted Payments made to the Second Lien Lenders with respect to obligations under the Second Lien Credit Agreement;
          (c) on or after the First Lien Funding Date, (i) interest payments and fees then due and owing under the Second Lien Credit Agreement and (ii) other payments in respect of the principal amount of the Second Lien Indebtedness so long as, solely with respect to clause (ii), (A) such Restricted Payment occurs after the Conversion Date, (B) no Default or Event of Default exists, (C) the Borrower and its Subsidiaries have a maximum Total Leverage Ratio of less than or equal to 3.50:1.00, both before and after giving effect to such Restricted Payment and (D) the Borrower has a minimum Revolving Credit Availability of at least 20% of the Aggregate Revolving Commitments;
          (d) Restricted Payments to Triad on the Closing Date in an aggregate amount not to exceed $21,000,000;
          (e) so long as no Event of Default exists under Sections 8.1(a), (b), (f), (g), (h), (i) or (j) exists or would result therefrom, Permitted Tax Distributions; provided that during such Event of

Default such Permitted Tax Distributions shall accrue and the same shall be permitted to be paid hereunder at the time as no such Event of Default exists;
          (f) so long as no Event of Default exists or would result from the making of such Restricted Payments, payments of principal and interest on any intercompany Indebtedness or seller notes permitted under Sections 7.1(d) and (h), provided that during such Event of Default such principal and interest shall accrue and the same shall be permitted to be paid hereunder at the time as no Event of Default exists;
          (g) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower; and
          (h) so long as no Event of Default exists or would result from the making of such Restricted Payments, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.
     Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Equity Interests, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
          (a) sales or other dispositions for fair market value of obsolete or worn out property disposed of in the ordinary course of business;
          (b) sales of inventory and Permitted Investments in the ordinary course of business;
          (c) dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property in accordance with the reinvestment rights set forth in Section 2.11(a);
          (d) dispositions of property by any Subsidiary to the Borrower or to a Subsidiary (other than to any Subsidiary that has not complied with the provisions of Section 5.12 prior to such disposition); provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
          (e) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate;
          (f) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;
          (g) property subject to casualty, condemnation or similar events, subject to the Borrower’s compliance with Section 2.11(a);
          (h) dispositions permitted by Sections 7.3, 7.4 and 7.5 to the extent constituting a disposition;

          (i) sales and other dispositions of the assets set forth on Schedule 7.6; and
          (j) sales and other distributions of assets in an amount not to exceed $250,000 per Fiscal Year.
     Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
          (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) employment and severance arrangements entered into by the Borrower and its Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;
          (c) the payment of customary fees and reimbursement of out of pocket expenses of directors of the Borrower and its Subsidiaries in an aggregate amount not to exceed $500,000 in any Fiscal Year;
          (d) transactions between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates;
          (e) any Fundamental Change permitted by Section 7.3, Investment permitted by Sections 7.4(a), (d), (f), (g), (j) and (l), and any Restricted Payment permitted by Section 7.5; and
          (f) the Permitted MLP Transaction.
     Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Loan Document or the Second Lien Indebtedness Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases, subleases, licenses or sublicenses restricting the assignment thereof.
     Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

     Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Equity Interests or any Indebtedness or (ii) as a result of changes in the market value of any Equity Interests or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
     Section 7.11. Amendment to Material Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except (x) in the case of Second Lien Indebtedness Documents, to the extent not prohibited by the Intercreditor Agreement, or (y) in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries.
     Section 7.12. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Borrower.
     Section 7.13. Lease Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or agreements to lease (but excluding any obligations under leases required to be classified as capital leases under GAAP having a term of five years or more) which would cause the present value of the direct or contingent liabilities of the Loan Parties under such leases or agreements to lease, on a consolidated basis, to exceed (i) at any time prior to the Conversion Date, $500,000 in the aggregate at any one time outstanding and (ii) on or after the Conversion Date, $5,000,000 in the aggregate at any one time outstanding.
     Section 7.14. Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318, or (c) take any action that would result in the Pipeline System or any part thereof being subject to FERC jurisdiction.
     Section 7.15. Embargoed Person. The Borrower shall not, and shall not permit any Subsidiary to, permit (a) any of the funds or properties of the Borrower or any Subsidiary that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or

Governmental Regulation promulgated thereunder, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation, or the Loans would be in violation of a Governmental Regulation, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrower or any Subsidiary, with the result that the investment in the Borrower or any Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation or the Loans are in violation of a Governmental Regulation.
     Section 7.16. Restrictions on Expansion of Capital Expenditures. Borrower shall not make any Capital Expenditures for Pipeline expansion projects beyond those set forth in the Milestones as described in clause (vi) of Schedule 6.1(e), unless Borrower has received dedicated acreage (which shall exclude prior dedicated acreage) in such expansion areas under the Triad Gas Gathering Agreement or similar agreement.
ARTICLE VIII
EVENTS OF DEFAULT
     Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2 (other than clauses (e), (f), (g) and (h) thereof), or 5.3 (with respect to the Borrower’s legal existence) or 5.12(c), or Article VI or VII; or
          (e) (i) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.2(e), (f), (g), or (h) of this Agreement, and such failure shall remain unremedied for 10 days after the earlier of (A) any officer of the Borrower becomes aware of such failure, and (B) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or (ii) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section and clause (i) of this subsection (e)) or any other Loan Document, and such failure shall remain unremedied for either (x) 30 days after the earlier of (A) any officer of the Borrower becomes aware of such failure, or (B) notice thereof shall have been given to the Borrower by the Administrative Agent or (y) 60 days after the occurrence thereof; or
          (f) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under any Second Lien Indebtedness Documents, or any Second Lien Indebtedness Documents shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the Second Lien Credit Agreement or any other Second Lien Indebtedness Documents, or all or any part of the Second Lien Indebtedness is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or
          (g) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after a period equal to the lesser of (i) 30 days following the initial date of such failure, event or condition and (ii) any applicable grace period specified in such agreement or instrument, if the effect of such failure, event or condition (with or without the giving of notice, the lapse of time or both) is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
          (h) the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
          (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
          (j) the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
          (k) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Loan Parties in an aggregate amount exceeding $2,500,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $2,500,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $2,500,000; or
          (l) any judgment or order for the payment of money not covered by insurance in excess of $2,500,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (m) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (n) a Change in Control shall occur or exist; or
          (o) there shall occur any material default with respect to, or any termination or loss of, (i) the Triad Gas Gathering Agreement or (ii) any other Material Agreement that has accounted for, or is reasonably expected to account for, at least 20% of Pipeline capacity or revenue during any twelve-month period (except, in the case of clause (ii), to the extent a replacement or such Material Agreement with an agreement substantially as favorable to the Borrower occurs within six months following the date of such termination or loss); or
          (p) any provision of the Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
          (q) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any portion of the Collateral with a value in excess of $1,000,000, with the priority required by the applicable Collateral Documents; or
          (r) any event of default (after giving effect to any grace period) shall have occurred and be continuing under the Magnum Credit Agreement that results in any portion of the Indebtedness under the Magnum Credit Agreement being declared to be due and payable prior to its stated maturity;
then, and in every such event (other than an event with respect to the Borrower described in subsection (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:
     (a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
     (b) second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
     (c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
     (d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
     (e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;
     (f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 102% of the LC Exposure after giving effect to the foregoing clause fifth; and
     (g) seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
          All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.21(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

          Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     Section 9.1. Appointment of the Administrative Agent.
          (a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
          (b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
     Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
     Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.
     Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
     Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
     Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
     Section 9.7. Successor Administrative Agent.
          (a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent in consultation with the Borrower (unless an Event of Default shall exist at such time), which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000. Notwithstanding anything to the contrary set forth herein, the Administrative Agent may resign concurrently with, and effective upon, the consummation by the Second Lien Lenders of the purchase option set forth in the Intercreditor Agreement in accordance with the terms and conditions thereof.
          (b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
          (c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.25(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
     Section 9.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
     Section 9.9. The Administrative Agent May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
          (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
          (b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents, the Intercreditor Agreement and any subordination agreements) other than this Agreement.
     Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 102% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold or otherwise disposed of as part of or in connection with any transaction permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and
          (b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.
     Section 9.12. [RESERVED]
     Section 9.13. Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
     Section 9.14. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X
MISCELLANEOUS
     Section 10.1. Notices.
          (a) Written Notices.
          (i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Eureka Hunter Pipeline, LLC
c/o Magnum Hunter Resources Corporation
777 Post Oak Boulevard
Suite 650
Houston, Texas 77056
Attention: Ronald D. Ormand
Telecopy Number: (832) 203-4551

With a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: Courtney Marcus
Telecopy Number: (214) 855-8200

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: David Stephenson
Telecopy Number: (404) 230-5528

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

and

King & Spalding LLP
100 North Tryon Street
Suite 3900
Charlotte, North Carolina 28202
Attention: Todd Holleman
Telecopy Number: (704) 503-2567

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 / 16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender
     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.
          (ii) Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the

Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.
          (b) Electronic Communications.
          (i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Certification of Pubic Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.
          (d) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such

Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.
     Section 10.2. Waiver; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
          (b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of an Event of Default shall not constitute an increase of any Commitment of any Lender);
          (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (it being understood that a waiver of default interest or a change to the definition of Total Leverage Ratio or the component definitions thereof shall not constitute a reduction of the interest rate);
          (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby (it being agreed that the waiver of a mandatory prepayment shall not constitute a postponement of a scheduled date or payment);
          (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

          (v) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
          (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or
          (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.
          (c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).
          (d) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
          (e) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the other Loan Parties (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposure and any Incremental Facility and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.20(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d), (e)(i) or (f) of this Section.
          (f) Notwithstanding anything to the contrary herein:
          (i) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of any Class to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization of the Loans of the accepting Lenders to be extended and (B) increase the Applicable Margin, Applicable Percentage or other fees payable with respect to the Loans and Commitments of the accepting Lenders (each, a “Permitted Amendment”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the

Borrower. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendment and (y) the date on which such Permitted Amendment is requested to become effective. A Permitted Amendment shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of such Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.
          (ii) Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of one or more Classes of Lenders (but not of one or more other Classes of Lenders) may be effected by an agreement or agreements in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the requisite percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if all such affected Classes of Lenders were the only Lenders hereunder at the time.
     Section 10.3. Expenses; Indemnification.
          (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel and a single local counsel in each applicable jurisdiction for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including, without limitation, the reasonable fees, charges and disbursements of a single outside counsel, and a single local counsel in each applicable jurisdiction, to such parties) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of a single counsel, and a single local counsel in each applicable jurisdiction, for the Indemnitees), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any

Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or the construction or operation of the Pipeline, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
          (c) The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
          (d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
          (e) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.
          (f) All amounts due under this Section shall be payable promptly after written demand therefor.

     Section 10.4. Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
          (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
          (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; and
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
          (iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.19(e).
          (v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
          (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been received by the Borrower.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower shall treat each person whose name is recorded in the Register as the owner of the Borrower obligations as set forth therein for all purposes of this Agreement, notwithstanding any notice to the contrary. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
          (d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters set forth in Section 10.2(b) to the extent affecting such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.23 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.20 as though it were a Lender.
     Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code.
          (e) A Participant shall not be entitled to receive any greater payment under Sections 2.17 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) and (f) as though it were a Lender.
          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.
          (b) The parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or such New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
          (c) Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
     Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.
     Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
     Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender in connection with the transactions contemplated hereby including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to who such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries that the Administrative Agent, Issuing Bank, Lender or Related Party reasonably believes not to be in violation of confidentiality limitations, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section shall govern.
     Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.
     Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
     Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

     Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     Section 10.16. Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EUREKA HUNTER PIPELINE, LLC
By:	/s/ Ronald D. Ormand
	Name:	Ronald D. Ormand
	Title:	Executive Vice President

SUNTRUST BANK as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender
By:	/s/ David M. Felty
	Name:	David M. Felty
	Title:	Director

Signature Page to
Revolving Credit Agreement